EXHIBIT 23


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in Registration Statements No. 2-77590, 2-95258, 033-00661, 33-51257, 033-63859, 333-09851, 333-48423, and
333-54560 of Liz Claiborne, Inc on Form S-8 of our report dated February 19, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill and other intangibles to conform to Statement of Financial Accounting Standards No. 142), relating to the consolidated financial statements of Liz Claiborne, Inc. as of and for the year ended December 28, 2002 appearing in this Annual Report on Form 10-K of Liz Claiborne, Inc. for the year ended December 28, 2002.


/s/ Deloitte & Touche LLP
New York, New York
March 24, 2003